ARCHER SERIES TRUST

AMENDMENT No. 1 TO

AGREEMENT AND DECLARATION OF TRUST

DATED: SEPTEMBER 30, 2009

The undersigned being a majority of the Trustees of the Archer Series Trust, an Ohio business trust (the ATrust@), acting pursuant to Sections 7.3 of the Agreement and Declaration of Trust dated September 30, 2009, as amended, (the ATrust@), hereby amend Article I, Section 1.1 of the Agreement and Declaration of Trust in its entirety to read as follows:

Section 1.1 - Name and Principal Office. This Trust shall be known as "ARCHER INVESTMENT SERIES TRUST" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine. The principal office of the Trust shall be located at 9000 Keystone Crossing, Suite 630, Indianapolis, IN  46240 or any other place as determined from time to time by the Trustees and reported to the Secretary of the State of Ohio.

The above paragraph shall supersede and take the place of the existing Article I, Section 1.1 of the Agreement and Declaration of Trust

This document shall have the status of an Amendment to said Article I, Section 1.1 of the Agreement and Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 9th day of December, 2009.

/s/ Troy C. Patton

Troy C. Patton, Trustee